Exhibit 10.2
FORM OF EMPLOYMENT AGREEMENT
_________, 200_
     We are pleased that you will be continuing your employment as a Partner of Thomas Weisel Partners Group, Inc., a Delaware corporation (“TWPG Inc.”), or one or more of its subsidiaries or affiliates (collectively with TWPG Inc., and its and their predecessors and successors, the “Firm”), and are writing to set forth the terms and conditions of such employment. Certain capitalized terms are defined in Section 5 hereof.
1. Employment
     You will be employed by TWPG Inc., or one or more of its subsidiaries or affiliates, subject to the terms and conditions of this Agreement for the period commencing on the date hereof and ending on December 31, 2006 (the “Initial Employment Period”). After the Initial Employment Period (unless otherwise agreed by you and the Firm in writing), there will be no set term of employment. You or the Firm may terminate your employment at any time during or after the Initial Employment Period for any reason, or for no reason, by giving not less than ninety (90) days’ prior written notice of termination; provided, however, that the Firm may elect to place you on paid leave for all or any part of such 90-day period; and provided further that no advance notice need be given by the Firm to you in connection with a termination of your employment for Cause or on account of Extended Absence.
     During the Employment Period: (i) you will have such duties and responsibilities as the Firm may from time to time determine; (ii) you will devote your entire working time, labor, skill and energies to the business and affairs of the Firm; and (iii) you will be paid the base salary separately communicated to you and such bonuses, if any, as the Firm may determine in its sole discretion.
     During the Employment Period, you will duly and accurately file all required income tax returns and, if requested to do so, will certify to that effect to the Firm annually on a form specified by the Firm.
2. Compensation
     (a) Base Salary. During the Employment Period, subject to your continued employment hereunder, you shall be paid an annualized base salary of U.S. $200,000 (or foreign currency equivalent), payable in semi-monthly installments. Your base salary shall be subject to annual review by the Firm.
     (b) Annual Bonus. During the Employment Period, subject to your continued employment hereunder, you may be awarded an annual bonus in an amount determined in the sole discretion of the Compensation Committee.

     (c) Long-term Incentive Compensation. During the Employment Period, subject to your continued employment hereunder, you shall be eligible to participate in any equity incentive plan for executives of the Firm as may be in effect from time to time, in accordance with the terms of any such plan.
3. Employee Benefit Plans
     During the Employment Period, subject to your continued employment hereunder, you shall be eligible to participate in all employee retirement and welfare benefit plans and programs of the type made available to the Firm’s employees generally, in accordance with their terms and as such plans and programs may be in effect from time to time, which may include, without limitation, savings, profit-sharing and other retirement plans or programs, 401(k), medical, dental, flexible spending account, hospitalization, short-term and long-term disability and life insurance plans.
4. No Severance
     You shall not be entitled to any severance payments or benefits upon termination of the Employment Period.
5. Certain Definitions
     As used herein, the following terms have the following meanings:
     “Board” means the Board of Directors of TWPG Inc.
     “Cause” means (i) your breach of this Agreement, the Partners’ Equity Agreement, the Pledge Agreement or any other written agreement between you and the Firm, or (ii) your violation of any Firm policy (including in respect of insider trading, hedging or confidential information) as in effect from time to time.
     “Compensation Committee” means the Compensation Committee of the Board, or any successor to such committee, or any other committee of the Board appointed or designated by the Board, in each case, composed of no fewer than two directors each of whom is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     “Date of Termination” means (i) if your employment is terminated by the Firm for Cause or on account of Extended Absence, the date of the Firm’s delivery of written notice of termination, (ii) if your employment is terminated by the Firm other than for Cause or on account of Extended Absence, the date that is ninety (90) days after the Firm’s delivery of written notice of termination, or (iii) if your employment is terminated by you, the date that is ninety (90) days after your delivery of written notice of termination, or such earlier date as may be determined by the Firm in its sole discretion.

     “Employment Period” means the period commencing on the date hereof and ending on your Date of Termination, and includes the Initial Employment Period.
     “Extended Absence” means your absence from employment for at least 180 days in any 12-month period as a result of your incapacity due to mental or physical illness, as determined by the Firm.
     “Partners’ Equity Agreement” means the Partners’ Equity Agreement, dated as of the date hereof, among TWPG Inc. and the individuals listed on the signature page thereto, as in effect from time to time.
     “Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, between you and TWPG Inc., as in effect from time to time.
6. Dispute Resolution
     Any dispute, controversy or claim between you and the Firm, arising out of or relating to or concerning the provisions of this Agreement, your employment with the Firm or otherwise concerning any rights, obligations or other aspects of your employment relationship in respect of the Firm, shall be finally resolved in accordance with the provisions of Section 3.09 of the Partners’ Equity Agreement. Without limiting the foregoing, you acknowledge that a violation on your part of this Agreement would cause irreparable damage to the Firm. Accordingly, you agree that the Firm will be entitled to injunctive relief for any actual or threatened violation of this Agreement in addition to any other remedies it may have.
7. Governing Law
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
8. Miscellaneous
     This Agreement shall not supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this Agreement and any prior agreement, in which case this Agreement shall prevail. Notices hereunder shall be delivered to the Firm at its principal executive office directed to the attention of TWPG Inc.’s General Counsel, and to you at your last address appearing in the Firm’s employment records.
     You may not, directly or indirectly (including by operation of law), assign your rights or obligations hereunder without the prior written consent of the Chief Executive Officer of TWPG Inc. or its successors, or such individual’s designee, and any such assignment by you in violation of this Agreement shall be void. This Agreement shall be binding upon your permitted successors and assigns. Without impairing your obligations hereunder, TWPG Inc. may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate). This Agreement shall inure to the benefit of and be binding upon the Firm and its assigns. This Agreement may not be amended or modified other than by a written agreement executed by you and TWPG Inc. or its successors, nor may any provision hereof be waived other than by a writing executed by you or TWPG Inc. or its successors; provided, that any waiver, amendment or modification of any of the provisions of this Agreement shall not be effective against the Firm without the written consent of the Chief Executive Officer of TWPG Inc. or such individual’s designee.
     If any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. Except as expressly provided herein, this Agreement shall not confer on any person other than you and the Firm any rights or remedies hereunder. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     If the foregoing is in accordance with your understanding, please kindly confirm your acceptance and agreement by signing and returning this letter which will thereupon constitute an agreement between you and TWPG Inc., on its behalf and on behalf of its subsidiaries and affiliates.

Very truly yours, THOMAS WEISEL PARTNERS GROUP, INC. (on its behalf, and on behalf of its subsidiaries and affiliates)
By:
Name:
Title:

Agreed to and accepted as of
the date of this letter:

Name: